Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE FOOT LOCKER

2007 STOCK INCENTIVE PLAN

Long-Term Incentive (“LTI”) Award

This Restricted Stock Unit Award Agreement (the “Agreement”) made under the Foot Locker 2007 Stock Incentive Plan, as amended and restated (the “Plan”), as of the _______ day of __________ 20 _____ by and between Foot Locker, Inc., a New York corporation with its principal office located at 112 West 34th Street, New York, New York 10120 (the “Company” or “Foot Locker”) and ___________ (the “Executive”).

1. Grant of RSUs. On ___________ (the “Date of Grant”), the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of the Company granted the Executive an LTI award of ________ restricted stock units (“RSUs”) under the Plan, subject to the terms of the Plan and the restrictions set forth in this Agreement. The RSUs granted to the Executive are considered “Other Stock-Based Awards” under the Plan. Each RSU represents the right to receive one share of the Company’s Common Stock, par value $.01 per share (“Common Stock”), upon the satisfaction of the terms and conditions set forth in this Agreement and the Plan.

2. Vesting and Delivery

(a) The RSUs shall become vested 50% (________ shares) on _________ and 50% (_______ shares) on _________ (individually, the “Vesting Date”) and, subject to the terms of this Agreement and the Plan, shares of Common Stock shall be delivered to the Executive as described herein if the Executive has been continuously employed by the Company or its subsidiaries within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the “Control Group”) from the Date of Grant until the applicable Vesting Date.1

(b) Other than as may be specifically provided for herein, there shall be no proportionate or partial vesting in the periods prior to the Vesting Date and all vesting shall occur only on the Vesting Date, subject to the Executive’s continued employment with the Control Group as described in Section 2(a).

(c) In the event of Executive’s termination of employment prior to the Vesting Date by reason of death or Disability, Executive (or in the event of his death, his estate) shall receive a pro rata portion of his RSU award. The pro rata portion shall be determined by multiplying the number of RSUs awarded by a fraction, the numerator of which is the number of days from the

1 Alternate Section 2(a) provision if award cliff vests: The RSUs shall become vested on ____________ (the “Vesting Date”) and, subject to the terms of this Agreement and the Plan, _____________ shares of Common Stock shall be delivered to the Executive as described below if the Executive has been continuously employed by the Company or its subsidiaries within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the “Control Group”) from the Date of Grant until the Vesting Date.

Date of Grant to the date of Executive’s termination of employment and the denominator of which is the number of days from the Date of Grant to the Vesting Date.2

(d) If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason upon, or within twenty-four (24) months following, a Change in Control as defined in Appendix A hereto (“Section 2(d) Termination”), the RSUs shall become immediately vested.

(e) In the event the Executive ceases to be employed by the Company or any subsidiary or affiliate of the Company as a result of the closing, sale, spin-off or other divestiture of any operation of the Company, the Compensation Committee, in its sole discretion, may, but shall not be obligated to, fully vest and not forfeit all or any portion of the Executive’s RSU award.

(f) Subject to Sections 7 and 11.12, when any RSUs become vested, the Company shall promptly issue and deliver to the Executive shares of the Company’s Common Stock, net of shares withheld by the Company to cover applicable withholding taxes, within 30 days following the earlier of (i) a termination of employment by reason of death, Disability, or a Section 2(d) Termination or (ii) the Vesting Date.3

3. Forfeiture. Other than as specifically provided for herein, in the event of the Executive’s termination of employment for any reason, including without limitation, resignation, termination with or without Cause, or the Executive’s breach of the non-competition provision in Section 9, the Executive shall forfeit to the Company, without compensation, all unvested RSUs. The Compensation Committee, or a sub-committee thereof, may, in its sole discretion, at any time fully vest and not forfeit all or any portion of the Executive’s RSUs.

4. Adjustments. RSUs shall be subject to the adjustment provisions included in Section 5(e) of the Plan. In the event of any such adjustment, the adjusted award shall be subject to the same vesting schedule as the RSUs, as set forth in Section 2.

5. Withholding. The Executive agrees that:

2 Alternate Section 2(c) provision for standard LTI awards: In the event of Executive’s termination of employment prior to the Vesting Date by reason of death, Disability, or Retirement, Executive (or in the event of his death, his estate) shall receive a pro rata portion of his RSU award. The pro rata portion shall be determined by multiplying the number of RSUs awarded by a fraction, the numerator of which is the number of days from the Date of Grant to the date of Executive’s termination of employment and the denominator of which is the number of days from the Date of Grant to the Vesting Date.

3 Alternate Section 2(f) provision for standard LTI awards: Subject to Sections 7 and 11.12, when any RSUs become vested, the Company shall promptly issue and deliver to the Executive shares of the Company’s Common Stock, net of shares withheld by the Company to cover applicable withholding taxes, within 30 days following the earlier of (i) a termination of employment by reason of death, Disability, or a Section 2(d) Termination or (ii) the Vesting Date. For the avoidance of doubt, payment of RSUs that are vested in connection with the Executive’s Retirement as provided under Section 2(c) shall be made within 30 days following the Vesting Date.

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(a) The Company shall have the right to withhold the number of shares of stock from the award sufficient to satisfy any federal, state, international, or local taxes of any kind required by law to be withheld with respect to the vesting of any RSUs which shall have become so vested, as calculated by the Company.

(b) The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Executive any federal, state, international or local taxes of any kind required by law to be withheld with respect to any RSUs which shall have become so vested.

6. Special Incentive Compensation. The Executive agrees that the award of the RSUs is special incentive compensation and that the RSUs will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company, except as specifically provided in any such plan.

7. Delivery Delay. Notwithstanding anything herein, the delivery of any certificate representing shares of Common Stock for vested RSUs may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares shall constitute a violation by the Executive or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

8. Restriction on Transfer of RSUs. The Executive shall not sell, negotiate, transfer, pledge, hypothecate, assign or otherwise dispose of the RSUs. Any attempted sale, negotiation, transfer, pledge, hypothecation, assignment or other disposition of the RSUs in violation of the Plan or this Agreement shall be null and void.

9. Non-Competition.

9.1 Competition. By accepting this award of RSUs, as provided below, the Executive agrees that during the “Non-Competition Period” he will not engage in “Competition” with the Company or any of its subsidiaries, divisions, or affiliates (the “Control Group”). As used herein, “Competition” means:

(a) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever within the United States of America, or in any other country where any of the Executive’s former employing members of the Control Group does business in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel and sporting goods conducted by the Control Group (the “Athletic Business”), or (B) a business that in the prior fiscal year supplied product to the Control Group for the Athletic Business having a value of $20 million or more at cost to the Control Group; provided, however, that such participation shall not include (X) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly held company; (Y) the performance of services for any enterprise

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to the extent such services are not performed, directly or indirectly, for a business in competition with the Athletic Business or for a business which supplies product to the Control Group for the Athletic Business; or (Z) any activity engaged in with the prior written approval of the Chief Executive Officer of the Company; or

(b) intentionally recruiting, soliciting or inducing, any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with the former employing members of the Control Group where such employee or employees do in fact so terminate their employment.

9.2 “Non-Competition Period.”  As used herein, “Non-Competition” Period means: the period commencing on the Date of Grant and ending on the Vesting Date, or any part thereof, during which the Executive is employed by the Control Group and (ii) if the Executive’s employment with the Control Group terminates for any reason during such period, the [two-year/one-year] period commencing on the date his employment with the Control Group terminates. Notwithstanding the foregoing, the Non-Competition Period shall not extend beyond the date the Executive’s employment with the Control Group terminates if such termination of employment occurs following a “Change in Control” as defined in Attachment A hereto.

9.3 Breach of Non-Competition Provision. The Executive agrees that the breach by him of the provisions included herein under Section 9 under the heading “Non-Competition” (the “Non-Competition Provision”) would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive therefore agrees that in the event of a breach or a threatened breach of the Non-Competition Provision, the Company shall be entitled to (i) an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach, including by any and all persons acting for or with him, without having to prove damages and (ii) any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of the Non-Competition Provision, including, but not limited to, recovery of damages. In addition, in the event of the Executive’s breach of the Non-Competition Provision, the RSUs covered by this Agreement that are then unvested shall be immediately forfeited. The Executive and the Company further agree that the Non-Competition Provision is reasonable and that the Company would not have granted the award of RSUs provided for in this Agreement but for the inclusion of the Non-Competition Provision herein. If any provision of the Non-Competition Provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable. The validity, construction, and performance of the Non-Competition Provision shall be governed by the laws of the State of New York without regard to its conflicts of laws principles. For purposes of the Non-Competition Provision, the Executive and the Company consent to the jurisdiction of state and federal courts in New York County.

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10. Not an Employment Agreement.

The award of RSUs hereunder does not constitute an agreement by the Company to continue to employ the Executive during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the RSUs are outstanding.

11. Miscellaneous.

11.1 In no event shall any dividend equivalents accrue or be paid on any RSUs.

11.2 This Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective heirs, legal representatives, successors and assigns.

11.3 This Agreement shall be subject to any compensation recoupment policy that the Company may adopt.

11.4 This Agreement constitutes the entire agreement between the parties and cannot be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

11.5 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

11.6 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

11.7 This Agreement is subject, in all respects, to the provisions of the Plan, and to the extent any provision of this Agreement contravenes or is inconsistent with any provision of the Plan, the provisions of the Plan shall govern.

11.8 The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

11.9 Capitalized terms used herein that are not defined in this Agreement shall have the meanings provided for such terms under the Plan.

11.10 All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same. In the case of the Company, notices shall be addressed to the General Counsel at the address set forth at the

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heading of this Agreement. In the case of the Executive, notices shall be addressed to his principal residence address as shown in the records of the Company, or to such other address as either party may designate by like notice.

11.11 This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

11.12 Although the Company does not guarantee the tax treatment of the RSUs, this Agreement is intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, in the event that you are a “specified employee” within the meaning of Code Section 409A as of the date of your separation from service (as determined pursuant to Code Section 409A and any procedure set by the Company), any award of RSUs payable as a result of such separation from service, if any, shall be settled no earlier than the day following the six-month anniversary of your separation from service, or, if earlier, your death.

11.13 To indicate his acceptance of the terms of this Agreement, Executive must sign and deliver or mail not later than 60 days from the date hereof, a copy of this Agreement to the General Counsel of the Company at the address set forth at the heading of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FOOT LOCKER, INC.

By:

Executive
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APPENDIX A

Change in Control

A Change in Control shall mean any of the following:

(A) the merger or consolidation of Foot Locker with, or the sale or disposition of all or substantially all of the assets of Foot Locker to, any Person other than (a) a merger or consolidation which would result in the voting securities of Foot Locker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of Foot Locker or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of Foot Locker (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

(B) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of Foot Locker representing thirty-five percent (35%) or more of the total combined voting power of Foot Locker’s then issued and outstanding voting securities by any Person (other than Foot Locker or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of Foot Locker, or any company owned, directly or indirectly, by the shareholders of Foot Locker in substantially the same proportions as their ownership of Stock) acting in concert; or

(C) during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by Foot Locker’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

This definition of Change in Control is intended to be construed as defined in the Plan and shall be interpreted in a manner consistent with Treasury Regulation § 1.409A-3(i)(5).

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